UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

Tobira Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35953	03-0422069
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

701 Gateway Blvd, Suite 300

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-6625

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 19, 2016, Tobira Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Allergan Holdco US, Inc., a Delaware corporation (“Parent”), and Sapphire Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”).

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) no later than October 3, 2016 to acquire all of the outstanding shares of common stock of the Company, $0.001 par value per share (the “Shares”), at an offer price of (i) $28.35 per Share in cash (the “Closing Amount”), plus (ii) one non-transferrable contingent value right per Share (each, a “CVR”), which represents the contractual right under a Contingent Value Rights Agreement to be entered into between Parent and a trustee mutually acceptable to Parent and the Company at or prior to the time that Purchaser accepts for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the “CVR Agreement”) to receive one or more payments in cash of up to $49.84 per Share in the aggregate, contingent upon the achievement of certain milestones (one CVR together with the Closing Amount, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), in each case without any interest thereon and subject to any required tax withholdings.

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including (i) that there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares, if any, beneficially owned by Parent and affiliated entities, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (calculated on a fully-diluted basis) (the “Minimum Condition”), (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iii) those other conditions set forth in Annex I to the Merger Agreement.

The Offer will initially expire at one minute after 11:59 p.m. Eastern Time on the date that is twenty business days following the commencement of the Offer. Purchaser may, in its discretion and without the consent of the Company, extend the Offer on one or more occasions in accordance with the terms set forth in the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission. Purchaser may not terminate the Offer, or permit the Offer to expire, without the prior written consent of the Company, prior to the earlier of the valid termination of the Merger Agreement and the End Date (as defined below), except that Purchaser is not required to extend the Offer beyond the then existing expiration date for more than three consecutive additional periods not to exceed an aggregate of thirty business days, if, as of the applicable expiration date, all of the conditions to the Offer are satisfied or have been waived other than the Minimum Condition.

As soon as practicable following the acceptance of Shares pursuant to the Offer and upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law, Purchaser will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), without a meeting or vote of stockholders of the Company. At the effective time of the Merger (the “Effective Time”), the Shares not purchased pursuant to the Offer (other than Shares held by the Company, Parent, Purchaser, any subsidiary of Parent or by stockholders of the Company who have perfected their statutory rights of appraisal under Delaware law) will each be converted into the right to receive the Offer Price.

In addition, at the Effective Time, each option to purchase Shares (a “Company Option”) that is then outstanding and unexercised, whether or not vested and which has a per share exercise price that is less than the Closing Amount (each, an “In the Money Option”), will be cancelled and converted into the right to receive (i) a cash payment equal to (A) the excess, if any, of (x) the Closing Amount over (y) the exercise price payable per Share under such Company Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting) and (ii) a CVR with respect to the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting).

Each Company Option other than an In the Money Option that is outstanding and unexercised at the Effective Time, whether or not vested (each, an “Out of the Money Option”), will at the Effective Time be cancelled and converted into the right to receive a cash payment, if any, from Parent with respect to each Share subject to the Out of the Money Option upon each date that a payment would be required to a holder of a CVR under the terms of the CVR Agreement on or prior to the fifth anniversary of the Effective Time (each such date, a “Valuation Point”), equal to (i) the amount by which the sum of (A) the Closing Amount, (B) the amount per Share previously paid in respect of any earlier Valuation Points (if any) and (C) the amount per Share in cash to be paid at such Valuation Point under the CVR Agreement exceeds the exercise price payable per Share under such Out of the Money Option, less (ii) the amount of all payments previously received with respect to such Out of the Money Option. Notwithstanding the foregoing description, any Out of the Money Options with an exercise price payable per Share equal to or greater than $78.19 will be cancelled at the Effective Time without any consideration payable therefor.

At the Effective Time, Parent will assume each unexpired and unexercised warrant to purchase Shares on the terms and conditions set forth in each such warrant.

The Merger Agreement includes representations, warranties and covenants of the parties customary for a transaction of this nature. Among other things, until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed to operate its business in the ordinary course consistent with past practice and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement. The Merger Agreement also prohibits the Company’s solicitation of proposals relating to alternative transactions and restricts the Company’s ability to furnish information to, or participate in any discussions or negotiations with, any third party with respect to any such transaction, subject to certain limited exceptions.

The Merger Agreement also contains termination provisions for both the Company and Parent and further provides that, upon termination of the Merger Agreement under specified circumstances, including termination by the Company to accept and enter into a definitive agreement with respect to an unsolicited superior offer, the Company will be required to pay a termination fee of $19,337,500 (the “Termination Fee”). A superior offer includes a written proposal pursuant to which a third party would acquire 50% or more of the assets of the Company or the outstanding common stock of the Company, on terms that the board of directors of the Company in its good faith judgment (after consultation with outside legal counsel and its financial advisors) determines would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the terms of the Offer and the Merger and is reasonably likely to be consummated on the terms proposed, taking into account relevant factors, including legal, regulatory and financing factors. Any termination of the Merger Agreement by the Company in connection with a superior offer is subject to certain conditions, including the Company’s compliance with certain procedures set forth in the Merger Agreement and a determination by the board of directors of the Company that the failure to take such action would be inconsistent with their fiduciary duties to the Company’s stockholders under applicable law, payment of the Termination Fee by the Company and the concurrent execution of a definitive agreement by the Company with such third party.

In addition, either the Company or Parent may terminate the Merger Agreement, at any time prior to the time Purchaser accepts for payment the Shares tendered pursuant to the Offer, if the Merger has not been consummated prior to midnight, Eastern Time, on January 19, 2017 (the “End Date”). If, on the End Date, all conditions set forth in Annex I to the Merger Agreement, other than those conditions relating to expiration of the waiting period under the HSR Act, have been satisfied or waived by Parent or Purchaser, then the End Date shall automatically be extended by a period of 90 days.

Tender and Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, one director of the Company and certain stockholders affiliated with two other directors (each a “Tendering Stockholder”) entered into a Tender and Support Agreement (the “Tender Agreement”) with Parent and Purchaser, pursuant to which each Tendering Stockholder agreed, among other things, to tender his, her or its Shares and Company Options that are exercised prior to the Effective Time, if any (collectively, the “Subject Shares”), pursuant to the Offer and, if necessary, vote his, hers or its Subject Shares (i) against any action or agreement that is intended or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Tendering Stockholder contained in the Tender Agreement, or would result in any of the conditions to the Offer or the Merger not being timely satisfied, (ii) against any change in the board of directors of the Company and (iii) against any other acquisition proposal and against any other proposed action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement. As of September 19, 2016, approximately 36.3% of the outstanding Shares are subject to the Tender Agreement. The Tender Agreement terminates in the event that the Merger Agreement is terminated.

Contingent Value Rights Agreement

At or prior to the time that Purchaser accepts for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer, Parent and a trustee mutually acceptable to Parent and the Company will enter into the CVR Agreement governing the terms of the CVRs to be received by the Company’s stockholders. Each holder will be entitled to one CVR for each Share outstanding or underlying each of the In the Money Options, whether or not vested, and warrants (if and when exercised) that (i) the Purchaser accepts for payment from such holder pursuant to the Offer or (ii) is owned by or has been issued to such holder as of immediately prior to the Effective Time and is converted into the right to receive the Offer Price pursuant to the terms of the Merger Agreement. The CVRs are not transferable except under certain limited circumstances, will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, Purchaser, the Company or any of their affiliates.

Each CVR represents the right to receive the following cash payments, without interest and less any applicable withholding taxes, with each payment conditioned upon the achievement of certain milestones as follows:

•	Enrollment Milestone. Parent will be obligated to pay $13.68 per CVR if, on or before December 31, 2028, the first human is enrolled in a Phase 3 trial of cenicriviroc (“CVC”), which trial includes, as one of its primary outcome measures, an evaluation of improvement in fibrosis of at least one stage with no worsening of steatohepatitis (or a substantially similar measure with respect to such evaluation or a similar disease characteristic).

•	Submission Milestone. Parent will be obligated to pay $4.53 per CVR if, on or before December 31, 2028, a new drug application is submitted to the United States Food and Drug Administration (the “FDA”) for approval of any pharmaceutical product or combination of co-administered products containing CVC as an active ingredient for the treatment of non-alcoholic steatohepatitis with fibrosis or fibrosis due to non-alcoholic steatohepatitis (“NASH”, and any such product, a “Product”).

•	First Commercial Sale Milestone. Parent will be obligated to pay $13.56 per CVR if there has been, on or before December 31, 2028, the first sale in the United States in an arm’s length transaction to a third party of a Product whose approved label includes an indication for the treatment of NASH following regulatory approval for marketing of such Product by the FDA (such sale, the “First Commercial Sale”).

•	Sales Milestone. Parent will be obligated to pay $18.07 per CVR if, within any four consecutive calendar quarters during the three consecutive year period commencing with the first calendar quarter immediately following the date of the First Commercial Sale, there are worldwide net sales (gross amounts received for sales of the Product, less certain permitted deductions) of a Product exceeding $1 billion.

There can be no assurance that the various milestones set forth in the CVR Agreement will be achieved and that the resulting payments will be required of Parent.

Additional Information

The foregoing descriptions of the Merger Agreement, the Tender Agreement and the Contingent Value Rights Agreement are not complete and are qualified in their entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated herein by reference, the Tender Agreement, which is attached as Exhibit 99.1 to this report and incorporated herein by reference, and the form of Contingent Value Rights Agreement, which is included as Annex II to the Merger Agreement (which is filed as Exhibit 2.1 hereto) and is incorporated herein by reference.

The Merger Agreement, the Tender Agreement and the form of Contingent Value Rights Agreement, and the foregoing descriptions of each agreement, have been included to provide investors and stockholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in each agreement were or will be made only as of specified dates for the purposes of such agreements, were (except as expressly set forth therein) solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and discussed in the foregoing descriptions, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the Securities and Exchange Commission (the “SEC”). Investors are not third-party beneficiaries under the Merger Agreement, the Tender Agreement or the form of Contingent Value Rights Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Notice to Investors and Security Holders

The Offer referred to in this Current Report on Form 8-K has not yet commenced. The description contained in this Current Report on Form 8-K is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy Shares will be made pursuant to an offer to purchase and related materials that Parent and Purchaser intend to file with the SEC. At the time the Offer is commenced, Parent and Purchaser will file a tender offer statement on Schedule TO with the SEC, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the Offer. These materials will be sent free of charge to all stockholders of the Company when available. Additionally, the Company, Parent and Purchaser will file other relevant materials in connection with the proposed acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. All of the tender offer materials (and all other materials filed by the Company with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Parent and when available may be obtained by directing a request to Allergan plc’s Investor Relations Department at (862) 261-7488. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company by contacting the Company’s Investor Relations Department (650) 351-5013.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward Looking Statements

All of the statements in this Current Report on Form 8-K, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of the Company by Parent and Purchaser. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Among others, the following factors could cause actual results to differ materially from those set forth in the forward-looking statements: (i) uncertainties as to how many Company stockholders will tender their Shares in the Offer; (ii) the possibility that competing offers will be made; (iii) the possibility that various closing conditions for the transaction may not be satisfied or waived; (iv) the risk that the Merger Agreement may be terminated in circumstances requiring the Company to pay the Termination Fee; (v) risks related to obtaining the requisite consents to the Offer and the Merger, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval; (vi) the possibility that the transaction may not be timely completed, if at all; and (vii) that, prior to the completion of the transaction, if at all, the Company’s business may experience significant disruptions due to transaction-related uncertainty. Other factors that could cause actual results to differ materially include those set forth in the Company’s SEC reports, including, without limitation, the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016. The Company assumes no obligation and does not intend to update these forward-looking statements, except as expressly required by law.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with approving the Company’s entry into the Merger Agreement and the transactions contemplated thereby, the board of directors also approved changes to certain of the compensation arrangements of the Company’s executive officers. Consistent with the Merger Agreement, the board of directors approved the treatment of each outstanding Company Option held by an executive officer and not exercised prior to the Effective Time. Each such Company Option will be cancelled and be of no further force and effect and converted into the right to receive, at and following the Effective Time, the Offer Price (without regard to whether or not such executive officer’s Company Option is vested or unvested). With respect to executive officers who are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with certain change in control-related payments and benefits which they will receive or may become entitled to receive in connection with the Merger, the board of directors approved payment of a gross-up to cover the amount of the excise tax (and any taxes imposed on income associated with receipt of the original gross-up amount). The board of directors also approved (by amendment to the terms of his existing offer letter with the Company) an increase in the cash severance to which Dr. Eric Lefebvre, the Company’s Chief Medical Officer, may become entitled if he is involuntarily terminated in connection with or following certain corporate transactions involving the Company, including the Merger, from an amount equal to six months of his base salary to an amount equal to 12 months of his base salary. Finally, the board of directors approved payment of the Company’s 2016 annual cash incentive bonus at target. The at-target bonus amount for each of the Company’s executive officers is set forth below:

Laurent Fischer	$245,000
Eric Lefebvre	$140,000
Chris Peetz	$113,750
Helen Jenkins	$101,500

Item 8.01 Other Events.

On September 20, 2016, the Company and Allergan plc issued joint a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of September 19, 2016, by and among Allergan Holdco US, Inc., Sapphire Acquisition Corp. and Tobira Therapeutics, Inc.*

99.1	Tender and Support Agreement, dated as of September 19, 2016, by and among Allergan Holdco US, Inc., Sapphire Acquisition Corp. and certain directors and stockholders of Tobira Therapeutics, Inc.

99.2	Press Release dated September 20, 2016

*	Schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tobira Therapeutics, Inc.

By:	/s/ Laurent Fischer, M.D.
Laurent Fischer, M.D.
Chief Executive Officer

Dated: September 20, 2016